The Men’s Wearhouse, Inc.

News Release

For Immediate Release

MEN’S WEARHOUSE REPORTS FIRST QUARTER 2004

Diluted earnings per share of $0.41
Company provides guidance for second quarter
and increases guidance for full year

HOUSTON — May 19, 2004-The Men’s Wearhouse (NYSE: MW) today announced its consolidated financial results for the first quarter ended May 1, 2004.

First Quarter Ended May 1, 2004

•	Net sales for the first quarter ended May 1, 2004 increased 15.2% to $360.7 million from $313.1 million for the same period a year ago.

•	U.S. comparable store sales for the quarter increased 12.1% and Canadian comparable store sales increased 4.8% when compared to the same period a year ago.

•	Net earnings were $15.1 million, or $0.41 diluted earnings per share, for the quarter, compared to net earnings of $11.0 million, or $0.28 diluted earnings per share, in the same period a year ago.

Store Information

	May 1, 2004		May 3, 2003		January 31, 2004
	Number	Sq. Ft.	Number	Sq. Ft.	Number	Sq. Ft.
	of Stores	(000's)	of Stores	(000's)	of Stores	(000's)
Men’s Wearhouse	508	2,777.0	505	2,749.4	506	2,762.8
Moores, Clothing for Men	114	699.8	114	699.1	114	700.1
K&G (A)	73	1,691.1	65	1,456.3	73	1,672.9

Total	695	5,167.9	684	4,904.8	693	5,135.8

(A) 37, 25 and 35 stores, respectively, offering women’s apparel.

Fiscal 2004 Guidance

•	Net Sales

The company expects its second quarter net sales to be in the range of $361 million to $366 million, an increase of 8.0% to 9.5%. The 52-week net sales are expected to be in the range of $1.505 billion to $1.520 billion, an increase of 8.1% to 9.1%.

Comparable store sales growth for the second quarter and full year is expected to be positive mid single digit for U.S. stores and Canada.

•	Gross Margin

Second quarter gross margin is expected to be in the range of 37.9% to 38.4% of second quarter net sales. Annual gross margin is anticipated to be in the range of 37.2% to 38.0% of fiscal 2004 net sales.

•	S G & A Margin

Selling, general and administrative expenses for the second quarter are anticipated to be approximately 31.1% to 31.3% of net sales. For the full year, these expenses are expected to be in the range of 30.2% to 31.0%.

•	Effective Tax Rate at approximately 37.25%.

•	Diluted Earnings Per Share (A)

Second Quarter	$0.40 — $0.43
Fiscal Year	$1.70 — $1.75

     (A) Diluted shares for the second quarter and fiscal year are estimated to be 36.9 million.

•	Capital Expenditures and Depreciation & Amortization

Capital expenditures and depreciation and amortization remain unchanged from previous guidance.

•	Store Growth

The company anticipates square footage to increase approximately 2.4% with the following net store opening activity for the year:

Fiscal Year 2004

	1st Q
	Actual	2nd Q	3rd Q	4th Q	Total
Men’s Wearhouse	2	0	1	1	4
K&G	0	(1)	3	1	3
Total	2	(1)	4	2	7

CONFERENCE CALL AND WEBCAST INFORMATION

At 5:30 p.m. Eastern Time today, company management will host a conference call and real-time webcast to review the financial results of The Men’s Wearhouse, Inc.’s first quarter. To access the conference call, dial 303-262-2141. To access the live webcast presentation, visit the Investor Relations section of the company’s website at www.menswearhouse.com. A telephonic replay will be available through May 26th by calling 303-590-3000 and entering the access code of 579096, or a webcast archive will be available free on the website for approximately 90 days.

Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 695 stores. The stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories. The company also operates the second largest manufacturing facility of men’s suits, sport coats and slacks in Canada, most of which is used to supply the Moores stores.

For additional information on Men’s Wearhouse, please visit the company’s website at www.menswearhouse.com.

This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements may be significantly impacted by various factors, including unfavorable local, regional and national economic developments, severe weather conditions, aggressive advertising or marketing activities of competitors and other factors described herein and in the Company’s annual report on Form 10-K for the year ended January 31, 2004.

CONTACT: Claudia Pruitt, Men’s Wearhouse (713) 592-7200
  Ken Dennard, DRG&E (713) 529-6600

- tables to follow -

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE MONTHS ENDED
MAY 1, 2004 AND MAY 3, 2003
(In thousands, except per share data)

	Three Months Ended
		% of		% of
	2004	Sales	2003	Sales
Net sales	$360,729	100.00%	$313,122	100.00%
Cost of goods sold, including buying and occupancy costs	222,857	61.78%	201,903	64.48%

Gross margin	137,872	38.22%	111,219	35.52%
Selling, general and administrative expenses	112,738	31.25%	93,292	29.79%

Operating income	25,134	6.97%	17,927	5.73%
Interest expense, net	1,077	0.30%	379	0.12%

Earnings before income taxes	24,057	6.67%	17,548	5.60%
Provision for income taxes	8,961	2.48%	6,536	2.09%

Net earnings	$15,096	4.18%	$11,012	3.52%

Net earnings per share:
Basic	$0.42		$0.28

Diluted	$0.41		$0.28

Weighted average shares outstanding:
Basic	36,131		39,632

Diluted	36,812		39,709

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in thousands)

	May 1,	May 3,
	2004	2003
ASSETS
Current assets:
Cash	$125,927	$77,995
Inventory	390,011	391,062
Other current assets	51,922	48,796

Total current assets	567,860	517,853
Property and equipment, net	210,512	207,775
Other assets	87,352	69,415

Total assets	$865,724	$795,043

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$197,251	$180,943
Long term debt	131,000	40,961
Deferred taxes and other liabilities	31,193	27,935
Shareholders’ equity	506,280	545,204

Total liabilities and equity	$865,724	$795,043